   As filed with the Securities and Exchange Commission on December 11, 2002

                                                     Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  ---------------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                  ---------------------------------------------

                             AMARIN CORPORATION PLC
             (Exact name of registrant as specified in its charter)


         ENGLAND                                         NOT APPLICABLE
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                7 CURZON STREET
                                LONDON, W1J 5HG
                                    ENGLAND
                    (Address of principal executive offices)

                  ---------------------------------------------


                 AMARIN CORPORATION PLC. 2002 STOCK OPTION PLAN
                            (Full title of the plans)
                  ---------------------------------------------


                                  Donald Joseph
            Executive Vice President Legal and Commercial Development
                          Amarin Pharmaceuticals, Inc.
                          2 Belvedere Place, Suite 330
                          Mill Valley, California 94941
                                 (415) 389-4757
(Name, address, and telephone number, including area code, of agent for service)

                  Please send copies of all communications to:
                  ---------------------------------------------

                                  SEYFARTH SHAW
                         55 E. MONROE STREET, SUITE 4200
                             CHICAGO, ILLINOIS 60603
                       ATTENTION: ROBERT P. FLANAGAN, ESQ.
                                 (312) 269-8517


      --------------------------------------------------------------------



                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                        Proposed maximum     Proposed maximum       Amount of
            Title of                 Amount to be        offering price     aggregate offering     registration
  securities to be registered       registered (2)         per share              price                fee
---------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value          (2)  2,000,000        $5.27 (3)           $10,540,000 (3)       $970 (3)
1 (pound) each (1)
===============================================================================================================


(1) American Depositary Shares ("Amarin ADSs"), evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares, par value 1(pound) each (the "Ordinary Shares"), of Amarin Corporation plc ("Amarin") are registered on a separate registration statement. Each Amarin ADS represents one Amarin Ordinary Share.
(2) 16,104,153 Ordinary Shares, par value 10p, have previously been registered with the Securities and Exchange Commission on March 1, 2002 pursuant to an effective Registration Statement on Form S-8. The amount of the registration fee, therefore relates to only those additional 2,000,000 Ordinary Shares, par value 1(pound), of stock being registered hereunder.
(3) Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of an Amarin ADS, as reported in the National Association of Securities Dealers Automatic Quotation System on December 9, 2002.

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, as amended, and the "Note" to Part I of Form S-8.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents have been filed by Amarin Corporation plc ("Amarin," or the "Registrant") with the Securities and Exchange Commission (the "Commission") and are hereby incorporated by reference in this Registration
Statement:

         Amarin's Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Commission on May 9, 2002;

         Amarin's Reports of Foreign Issuer on Form 6-K furnished to the Commission on January 24, 2002, February 12, 2002, February 24, 2002, (for the period ending March 31, 2002), April 4, 2002, May 9, 2002, May 14, 2002, May 16, 2002, May 23, 2002, July 9, 2002, July 24, 2002, July
         25, 2002 (for the period ending June 30, 2002), August 1, 2002, August 19, 2002, September 23, 2002, September 30, 2002 (for the period ending September 30, 2002), October 24, 2002 and October 28, 2002 (two forms); and

         In addition, all documents subsequently filed by Amarin with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         The Registrant has authorized capital stock of (pound)55,000,000 divided into 50,000,000 ordinary shares of (pound)1 each ("Ordinary Shares") and 5,000,000 preference shares of (pound)1 each.

         The Registrant's Ordinary Shares are represented by American Depositary Shares ("ADS's") evidenced by American Depositary Receipts ("ADR's"), issuable by Citibank, N.A., upon deposit of Ordinary Shares at Citibank N.A., ("the Depositary") at its principal office at 111 Wall Street, New York, New York 10043. Each Amarin ADS represents one Amarin Ordinary Share. The Registrant's ADS's are traded on the National Association of Securities Dealers Automatic Quotation System ("NASDAQ") under the NASDAQ ticker "AMRN".

         Upon receipt by the Depositary of any notice of meeting of the Registrant the Depositary is obliged to mail to holders of ADR's ("ADR Holders") a notice setting out (i) such information as is contained in the Registrant's notice of meeting; (ii) a statement that, until the close of business on a specified record date ("the Record Date"), the ADR Holders will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Ordinary Shares represented by the ADR's; and (iii) a brief statement as to the manner in which such instructions may be given to the Depositary to give a discretionary proxy to a person or persons designated by the Registrant.

Upon receipt by the Depositary of the written request of an ADR Holder on or before the Record Date the Depositary is obliged to endeavor, insofar as is practicable and permitted under applicable law and the provisions of the Registrant's Articles of Association, to vote or cause to be voted the Ordinary Shares represented by such ADR Holder's ADR's in accordance with such ADR Holder's instructions at the Registrant's meeting of shareholders.

         Whenever the Depositary receives foreign currency from or on behalf of the Registrant, by way of dividend or other distributions, which in the judgment of the Depositary can be converted on a reasonable basis into dollars distributable to the ADR Holders then the Depositary is obliged to convert or cause to be converted such foreign currency into dollars (net of its reasonable and customary expenses incurred in such conversion) and to transfer to the ADR Holders on a pro rata basis such net dollar sum.

         In the event that the Registrant shall offer or cause to be offered to the holders of Ordinary Shares any rights to subscribe for additional Ordinary Shares or any rights of any nature, the Depositary may, after consultation with the Registrant, and if requested in writing by the Registrant, either (i) make such rights available to all ADR Holders or certain ADR Holders but not others by means of warrants or otherwise, if lawful and feasible, or (ii) if making such rights available is not lawful or is not feasible, or if the rights represented by such warrants or other instruments are not exercised or appear to be about to lapse, sell such rights or warrants or other instruments at public or private sales, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales, as in the case of a cash distribution for the account of the ADR Holders.

         Upon any change in the nominal or par value, split up, cancellation, consolidation or any other change or re-classification of the Ordinary Shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the registrant or to which it is a party, any securities received by the Depositary in exchange for or in conversion of or in respect of Ordinary Shares shall be treated as new Ordinary Shares under the terms of the Deposit Agreement (as defined in the Exhibit section below) and the ADR's shall thereafter represent these new Ordinary Shares, unless additional or new ADR's are issued and delivered by the Registrant as per a request by the Registrant.

         The ADR's and the Deposit Agreement may at any time be amended by agreement between the Registrant and the Depositary. Any amendment which shall impose or increase any fees or charges (other than the fees of the Depositary for the execution and the delivery or the cancellation of ADR's and taxes or governmental charges), or which shall otherwise prejudice any substantial existing right of ADR Holders, shall however not become effective as to outstanding ADR's until the expiration of three months after notice of such amendment has been given to the ADR Holders.

         The Registrant shall make available for inspection by ADR Holders at its principal office any reports or communications received by the Registrant which are both (i) received by the Depositary as the holder of the deposited Ordinary Shares; and (ii) made generally available to the holders of Ordinary Shares by the Registrant.

         An ADR Holder is entitled to surrender its ADR's and withdraw the Ordinary Shares represented thereby, upon payment of (i) the fees of the Depositary for the making of withdrawal and cancellation of ADRs; and (ii) all fees, taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the terms and conditions of the Deposit Agreement and the Registrant's Articles of Association and the provisions of or governing the ADR's and other applicable laws.

         Under the terms of the Deposit Agreement the Depositary shall not incur any liability to any ADR Holder or any other person if by reason of any provision of any present or future law of the United States or England or any other country, or of any other governmental authority, or by reason of any provision, present or future, of the Articles of Association or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Registrant shall be prevented, forbidden or delayed from doing or performing any act or thing which it is obliged to do under the Deposit Agreement.

         Under the terms of the Deposit Agreement the Depositary (i) does not assume any obligation nor shall it be subject to any liability under the Deposit Agreement to ADR Holders or to other persons, except that it agrees to use its best judgment and good faith in the performance of its obligation set forth in the Deposit Agreement; and (ii) shall not be subject to any liability with respect to the validity or worth of the Ordinary Shares.

         The ADR Holders will be liable for all taxes and governmental charges or assessments imposed under applicable laws (including without limitation stamp duty) in respect of deposited Ordinary Shares or ADR's. The

ADR Holders are also liable for the Depositary's charges and expenses as set out in the Deposit Agreement which include, without limitation, a fee of $5 for each 100 ADS's (or portion thereof) represented by the ADR's issued or surrendered.

         The above description of the ADR's represents an overview. A more detailed analysis of the rights and obligations of ADR Holders is set out in the Deposit Agreement (Exhibit No.4.2) or may be obtained from the Depositary or the Registrant.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

         Subject to and so far as may be permitted by the UK Companies Act 1985 ("UK Act"), every director other officer and auditor of the Registrant shall be indemnified out of the assets of the Registrant against any cost, expense, liability (including, but without limitation, any such liability as is mentioned in section 310(3) of the UK Act) or other matter incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office in which judgment is given in his favor or in which he is acquitted or in connection with any application in which relief is granted to him by the Court under any statute.

         The Registrant maintains officers' and directors' liability insurance, which provides coverage to its directors and officers for certain liabilities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         The following is a complete list of exhibits filed or incorporated by reference as a part of this Registration Statement:

     Exhibit No.        Description
     -----------        -----------
         4.1            Memorandum and Articles of Association of Amarin.

         4.2 Deposit Agreement, dated as of March 29, 1993, (as amended by Amendment 1 dated as of October 8, 1998 and Amendment 2 dated as of September 25, 2002) among Amarin, Citibank, NA, as depositary, and the holders from time to time of American Depositary Receipts (each, an "ADR") (incorporated by reference to Exhibits 1.4 and
                        1.5 of the Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Commission on May 9, 2002 and on Form F-6 filed with the Commission on September 25, 2002).

         4.3 Specimen of ADR, evidencing American Depositary Shares, representing deposited Ordinary Shares (incorporated by reference to Exhibit 1.7 of the Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Commission on May 9, 2002).

         4.4 The Amarin Corporation, plc 2002 Stock Option Plan, Effective January 1, 2002.

        23              Consent of PRICEWATERHOUSECOOPERS.

ITEM 9. UNDERTAKINGS.


         The undersigned Registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i) to include any prospectus required by Section
                     10(a)(3) of the Securities Act of 1933;

                            (ii) to reflect in the prospectus any facts or
                     events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; or

                            (iii) to include any material information with
                     respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling Person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on December 3, 2002.

                                    AMARIN CORPORATION PLC


                                    By:   /s/ Richard A.B. Stewart
                                        ----------------------------------------
                                        Name:  Richard A.B. Stewart
                                        Title: Chief Executive Officer
                                               and Director (principal executive
                                               officer)



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                     TITLE                           DATE
                    ---------                                     -----                           ----
               /s/ Thomas G. Lynch                        Chairman and Director              December 3, 2002
-----------------------------------------------
                (Thomas G. Lynch)


            /s/ Richard A.B. Stewart               Chief Executive Officer and Director      December 3, 2002
-----------------------------------------------         (principal executive officer)
             (Richard A.B. Stewart)


              /s/ Michael D. Coffee                 President, Chief Operating Officer       December 3, 2002
-----------------------------------------------                and Director
               (Michael D. Coffee)


                 /s/ Nigel Bell                          Chief Financial Officer             December 3, 2002
-----------------------------------------------       (principal accounting officer)
                  (Nigel Bell)


                 /s/ John Groom                                  Director                    December 3, 2002
-----------------------------------------------
                  (John Groom)


           /s/ Anthony Russell-Roberts                           Director                    December 3, 2002
-----------------------------------------------
            (Anthony Russell-Roberts)


                /s/ James C. Gale                                Director                    December 3, 2002
-----------------------------------------------
                 (James C. Gale)


                /s/ William Mason                                Director                    December 3, 2002
-----------------------------------------------
                 (William Mason)

                    SIGNATURE                                     TITLE                           DATE
                    ---------                                     -----                           ----
                /s/ Hubert Huckel                                Director                    December 3, 2002
-----------------------------------------------
                 (Hubert Huckel)


         Authorized Representative. Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Amarin Corporation, plc., has signed this Form S-8 in Mill Valley, California on December 3, 2002.


                                    By:      /s/ Donald R. Joseph
                                         ---------------------------------------
                                             Donald R. Joseph
                                             Executive Vice President,
                                             Legal and Commercial Development
                                             of Amarin Pharmaceuticals, Inc.

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.            Description                                                    Sequential Page No.
----------             -----------                                                    -------------------
    4.1                Memorandum and Articles of Association of Amarin                        E-1

    4.2                Deposit  Agreement,  dated as of  March  29,  1993,
                       (as amended by Amendment 1 dated as of October 8, 1998 and Amendment 2 dated as of September 25, 2002) among Amarin, Citibank, NA, as depositary, and the holders from time to time of American Depositary Receipts (each, an "ADR") (incorporated by reference to Exhibits 1.4 and 1.5 of the Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Commission on May
                       9, 2002 and on Form F-6 filed with the Commission on September 25, 2002).

    4.3                Specimen of ADR, evidencing American Depositary
                       Shares, representing deposited Ordinary Shares
                       (incorporated by reference to Exhibit 1.7 of the Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with Commission on May 9, 2002).

    4.4                The Amarin Corporation plc 2002 Stock Option Plan                       E-64

   23                  Consent of PRICEWATERHOUSECOOPERS.                                      E-75